Exhibit 10.3

LEASE

THIS LEASE is made and entered into as of the Date of this Lease, by and between Landlord and Tenant. “Date of this Lease” shall mean the date on which the last one of the Landlord and Tenant has signed this Lease.

WITNESSETH:

Subject to and on the terms and conditions of this Lease, Landlord leases to Tenant and Tenant hires from Landlord the Premises.

1. BASIC LEASE INFORMATION AND DEFINED TERMS. The key business terms of this Lease and the defined terms used in this Lease are as follows:

1.1 Landlord: HEC INVESTMENT, LLC, a Delaware limited liability company authorized to transact business in Florida.

1.2 Tenant: EDIETS.COM, INC., a Delaware corporation authorized to transact business in Florida.

1.3 Building: Hillsboro Executive Center North located at 400 Fairway Drive, Deerfield Beach, Florida 33441. The Building is located within the Building Project.

1.4 Building Project: All of the land and the improvements on the land known as Hillsboro Executive Center North consisting of six buildings, located at 350, 400, 450, 500, 550, and 600 Fairway Drive, Deerfield Beach, Florida, and more particularly described in the legal description attached as EXHIBIT “A” to this Lease.

1.5 Premises: Suite No. 101 on the first floor of the Building. The Premises are depicted in the sketch attached as EXHIBIT “B”. Landlord reserves the right to install, maintain, use, repair, and replace pipes, ducts, conduits, risers, chases, wires, and structural elements leading through the Premises in locations that will not materially interfere with Tenant’s use of the Premises.

1.6 Rentable Area of the Premises: 5,878 square feet. This square footage figure is a stipulated amount, agreed upon by the parties, and constitutes a material part of the economic basis of this Lease and the consideration to Landlord in entering into this Lease.

1.7 Commencement Date: The earlier to occur of (a) the date when Tenant takes possession of the Premises for the conduct of its business, or (b) June 1, 2005.

1.8 Lease Term: A term commencing on the Commencement Date and continuing for 16 full calendar months (plus any partial calendar month in which the Commencement Date falls), as extended or sooner terminated under the terms of this Lease.

1.9 Base Rent: The following amounts (which do not include sales tax):

Period	Monthly Base Rent	Period Base Rent
Months 1 — 16	$6,367.83	$101,885.28

1.10 Allocated Share: 3.51%. This share is a stipulated percentage, agreed upon by the parties, and constitutes a material part of the economic basis of this Lease and the consideration to Landlord in entering into this Lease.

1.11 Security Deposit: $13,499.80, to be paid to Landlord on execution of this Lease by Tenant.

1.12 Tenant’s Notice Address: 3801 Hillsboro Boulevard, Deerfield Beach, Florida 33441.

1.13 Landlord’s Notice Address: c/o CF Property Management Services, Inc., 450 Fairway Drive, Suite 104, Deerfield Beach, Florida 33441.

1.14 Tenant’s Broker: Studley, Inc.

1.15 Landlord’s Broker: Commercial Florida Realty Advisors, Inc.

1.16 Guarantor:                     , and any other party who subsequently guarantees all or any part of Tenant’s obligations under this Lease (see EXHIBIT “C”).

1.17 Other Defined Terms: An index of the other defined terms used in this Lease is set forth below with a cross-reference to the section of the Lease in which the definition of such term can be found:

DEFINITION	ARTICLE OF LEASE
Alterations	Alterations
Common Areas	Common Areas
Date of this Lease	Introductory Paragraph
Operating Costs	Operating Costs
Parking Areas	Parking
Parking Ratio	Parking
Prime Rate	Default
Real Estate Taxes	Operating Costs
Rent	Rent
Rules and Regulations	Use
Unavoidable Delay	Impossibility of Performance

2. TERM.

2.1 General. Tenant shall have and hold the Premises for the Lease Term. The Lease Term shall commence on the Commencement Date. Landlord shall determine the Commencement Date as provided in Basic Lease Information and Defined Terms article of this Lease and shall notify Tenant of the date so determined. Tenant shall, if Landlord so requests, thereafter execute a letter confirming the Commencement Date and the expiration date of this Lease

2.2 Early Access. Landlord will permit Tenant to enter the Premises prior to the Commencement Date for the purpose of installing Tenant’s computer and telephone cabling and installing fixtures, furniture, and equipment, provided that Tenant’s access to the Premises shall be subject to all of the terms and provisions of the Lease, except as to the payment of rent. Any entry by Tenant in the Premises prior to the Commencement Date shall be at Tenant’s sole risk.

3. USE. Tenant shall continuously use and occupy the Premises only for general office purposes directly related to the business conducted by Tenant as of the Date of this Lease. Tenant shall not use or permit or suffer the use of the Premises for any other business or purpose. Tenant shall conform to the Rules and Regulations. “Rules and Regulations” shall mean the rules and regulations for the Building promulgated by Landlord from time to time. The Rules and Regulations which apply as of the Date of this Lease are attached as EXHIBIT “D”.

4. RENT. Tenant shall pay to Landlord in lawful United States currency the Base Rent. On the execution of this Lease by Tenant, Tenant shall pay to Landlord the installments of Base Rent and additional rent for Operating Costs for the first month of the Lease Term for which Rent is due and not abated. All Base Rent shall be payable in equal monthly installments, in advance, beginning on the Commencement Date, and continuing on the first day of each and every calendar month thereafter during the Lease Term. Unless otherwise expressly provided, all monetary obligations of Tenant to Landlord under this Lease, of any type or nature, other than Base Rent, shall be denominated as additional rent. Except as otherwise provided, all additional rent payments are due ten days after delivery of an invoice. Tenant shall pay monthly to Landlord any sales, use, or other tax (excluding state and federal income tax) now or hereafter imposed on any Rent due under this Lease. The term “Rent” when used in this Lease shall include Base Rent and all forms of additional rent. All Rent shall be paid to Landlord without demand, setoff, or deduction whatsoever, except as specifically provided in this Lease, at Landlord’s Notice Address, or at such other place as Landlord shall designate in writing to Tenant. Tenant’s obligations to pay Rent are covenants independent of the Landlord’s obligations under this Lease.

5. OPERATING COSTS.

5.1 General. Tenant shall pay to Landlord its Allocated Share of Operating Costs in accordance with the terms and provisions of this article. Estimated operating expenses for 2005 are $7.81 per RSF plus the cost of electricity.

5.2 Real Estate Taxes. The term “Real Estate Taxes” shall mean all taxes, assessments, and other charges by any governmental authority, including real and personal property taxes, transit and other special district taxes, franchise taxes, and solid waste assessments that are imposed on the Building Project. If a tax shall be levied against Landlord in substitution in whole or in part for the Real Estate Taxes or otherwise as a result of the ownership of the Building Project, then the other tax shall be deemed to be included within the definition of “Real Estate Taxes”. “Real Estate Taxes” shall also include all costs incurred by Landlord in contesting the amount of the assessment of the Building Project made for Real Estate Tax purposes, including attorneys’, consultants’, and appraisers’ fees.

5.3 Operating Costs. The term “Operating Costs” shall mean the total of all of the costs incurred by Landlord relating to the ownership, operation, and maintenance of the Building Project and the services provided tenants in the Building Project. By way of explanation and clarification, but not by way of limitation, Operating Costs will include the costs and expenses incurred for the following: Real Estate Taxes; pest control; trash and garbage removal (including dumpster rental); porter and matron service; security; Common Areas decorations; repairs, maintenance, and alteration of building systems, Common Areas, and other portions of the Building Project to be maintained by Landlord; amounts paid under easements or other recorded agreements affecting the Building Project, including assessments paid to property owners’ associations; repairs, maintenance, replacements, and improvements that are appropriate for the continued operation of the Building Project as a first class building; improvements required by law; improvements in security systems; materials, tools, supplies, and equipment to enable Landlord to supply services that Landlord would otherwise have obtained from a third party; expenditures designed to result in savings or reductions in Operating Costs; landscaping, including fertilization and irrigation supply; parking area maintenance and supply; property management fees; an onsite management office; all utilities serving the Building Project and not separately billed to or reimbursed by any tenant of the Building Project; cleaning; window washing, and janitorial services; all insurance customarily carried by owners of comparable buildings or required by any mortgagee of the Building Project; supplies; service and maintenance contracts for the Building Project; wages, salaries, and other benefits and costs of employees of the Landlord up to and including the building manager (including a pro rata share only of the wages and benefits of employees who are employed at more than one building; which pro rata share shall be determined by Landlord and shall be based on Landlord’s estimate of the percentage of time spent by the employees at the Building Project); legal, accounting, and administrative costs; and uniforms and working clothes for employees and the cleaning of them. Landlord may contract for the performance of some or all of the management and maintenance functions generally described in this section with entities that are affiliated with Landlord.

5.4 Variable Operating Costs. If during any year the entire Building Project is not occupied or Landlord is not furnishing utilities or services to all of the premises in the Building Project, then the variable Operating Costs for such year shall be “grossed up” (using reasonable projections and assumptions) to the amounts that would apply if the entire Building Project were completely occupied and all of the premises in the Building Project were provided with the applicable utilities or services. Variable Operating Costs are Operating Costs that are variable with the level of occupancy of the Building Project (such as janitorial services, utilities, refuse and waste disposal, and management fees).

5.5 Payment. Landlord shall reasonably estimate the Operating Costs that will be payable for each calendar year. Tenant shall pay one twelfth of its share of the estimated Operating Costs monthly in advance, together with the payment of Base Rent. Should any assumptions used in creating a budget change, Landlord may adjust the estimated monthly Operating Costs payments to be made by Tenant by notice to Tenant. After the conclusion of each calendar year, Landlord shall furnish Tenant a statement of the actual Operating Costs for the year and an adjustment shall be made between Landlord and Tenant with payment to or repayment by Landlord, as the case may require. Tenant waives and releases any and all objections or claims relating to Operating Costs for any calendar year unless, within 30 days after Landlord provides Tenant with the annual statement of the actual Operating Costs for the calendar year, Tenant provides Landlord notice that it disputes the statement and specifies the matters disputed. If Tenant disputes the statement then, pending resolution of the dispute, Tenant shall pay the Rent in question to Landlord in the amount provided in the disputed statement.

5.6 Alternate Computation. Instead of including the costs of certain utility charges or services in Operating Costs, Landlord may bill Tenant and Tenant shall pay for those utilities or services in any one or a combination of the following manners: (a) direct charges for services provided for the exclusive benefit of the Premises that are subject to quantification; (b) based on a formula that takes into account the relative intensity or quantity of use of utilities or services by Tenant and all other recipients of the utilities or services, as reasonably determined by Landlord; or (c) pro rata based on the proportion that the Rentable Area of the Premises bears to the total rentable area of the tenant premises within the Building Project that receive the applicable utilities or services.

6. ASSIGNMENT OR SUBLETTING. Tenant may not transfer any of its rights under this Lease, voluntarily or involuntarily, whether by merger, consolidation, dissolution, operation of law, or any other manner, without Landlord’s consent, which may be arbitrarily withheld. Without limiting the generality of the foregoing, Tenant may not sublease, assign, mortgage, encumber, permit the transfer of ownership or control of the business entity comprising Tenant, or permit any portion of the Premises to be occupied by third parties. Consent by Landlord to a transfer shall not relieve Tenant from the obligation to obtain Landlord’s consent to any further transfer. Tenant and Guarantor shall remain fully liable for all obligations under this Lease following any such transfer. The joint and several liability of Tenant, Guarantor, and any successor in interest of Tenant (by assignment or otherwise)

under this Lease shall not in any way be affected by any agreement that modifies any of the rights or obligations of the parties under this Lease or any waiver of, or failure to enforce, any obligation under this Lease. If Landlord consents to any transfer, Tenant shall pay to Landlord, on demand, an administrative fee of $1,000 and will reimburse Landlord for all of Landlord’s reasonable attorneys’ fees and costs associated with Landlord’s consent. Any transfer by Tenant in violation of this article shall, at Landlord’s option, be void.

7. INSURANCE.

7.1 Tenant’s Insurance. Tenant shall obtain and keep in full force and effect following insurance coverages:

7.1.1 Commercial General Liability. Commercial general liability insurance, including contractual liability, on an occurrence basis, on the then most current Insurance Services Office (ISO) form, with combined single limits of $3 million per occurrence for death, bodily injury, and property damage, which coverage limits may be effected with umbrella coverage.

7.1.2 Property. Property insurance on the ISO causes of loss–special form, in an amount adequate to cover 100% of the replacement costs, without co-insurance, of all of Tenant’s property at the Premises.

7.1.3 Workers’ Compensation. Workers’ compensation insurance covering Tenant and its employees for all costs, statutory benefits, and liabilities under state workers’ compensation, disability, and similar laws.

7.1.4 Other Insurance. Such other insurance as may be reasonably required by Landlord.

7.2 Insurance Requirements. All insurance policies shall be written with insurance companies having a policyholder rating of at least “A-” and a financial size category of at least “Class XII” as rated in the most recent edition of “Best’s Key Rating Guide” for insurance companies. The commercial general liability insurance policy shall name Landlord and Landlord’s directors, officers, partners, agents, employees, and managing agent as additional insureds and shall provide that they may not be terminated or modified in any way that would materially decrease the protection afforded Landlord under this Lease without 30 days’ advance notice to Landlord. Tenant shall furnish evidence of insurance (on ACORD 27 or other form acceptable to Landlord). Coverage amounts for the commercial general liability insurance may be increased after commencement of the third full year of the Lease Term, if Landlord shall reasonably determine that an increase is necessary for adequate protection.

7.3 Waiver of Subrogation. Landlord and Tenant each expressly, knowingly, and voluntarily waive and release any claims that they may have against the other or the other’s employees, agents, or contractors for damage to its properties and loss of business (specifically including loss of Rent by Landlord and business interruption by Tenant) as a result of the acts or omissions of the other party or the other party’s employees, agents, or contractors (specifically including the negligence of either party or its employees, agents, or contractors and the intentional misconduct of the employees, agents, or contractors of either party), to the extent any such claims are covered (without regard to losses not compensated as a result of such things as coinsurance adjustments or deductibles) by the workers’ compensation and property insurance described in this Lease, the ISO forms of business income and extra expense insurance policies, even if not maintained by Tenant, or other property insurance that either party may carry at the time of an occurrence. Landlord and Tenant shall each, on or before the earlier of the Commencement Date or the date on which Tenant first enters the Premises for any purpose, obtain and keep in full force and effect at all times thereafter a waiver of subrogation from its insurer concerning the workers’ compensation and all forms of property insurance maintained by it for the Building Project.

8. DEFAULT.

8.1 Events of Default. Each of the following shall be an event of default under this Lease: (a) Tenant fails to make any payment of Rent when due; or (b) Tenant fails to perform any other obligation under this Lease; or (c) Tenant or any Guarantor for Tenant’s obligations under this Lease becomes bankrupt or insolvent or makes an assignment for the benefit of creditors or takes the benefit of any insolvency act, or if any debtor proceedings be taken by or against Tenant or any Guarantor; or (d) Tenant abandons the Premises; (e) Tenant transfers this Lease in violation of the Assignment or Subletting article; or (f) Tenant fails to deliver an estoppel certificate within the time period required by the Estoppel Certificates article of this Lease.

8.2 Remedies. In addition to all remedies provided by law, if Tenant defaults, Landlord may terminate this Lease or Tenant’s right of possession of the Premises (without terminating this Lease) by notice to Tenant. If Landlord terminates this Lease or Tenant’s right of possession, Tenant shall remain liable for all Rent owed by the full Lease Term. In addition, Landlord may declare the entire balance of all forms of Rent due under this Lease for the remainder of the Lease Term to be forthwith due and payable and may collect the then present value of the Rents (calculated using a discount rate equal to the discount rate of the branch of the Federal Reserve Bank closest to the Premises in effect as of the date of the default). Landlord shall account to Tenant, at the date of the expiration of the Lease Term, for the net amounts (taking into consideration marketing/advertising costs, legal expenses, brokerage commissions, “free rent”, moving costs, or other incentives granted, and the cost of improvements to the Premises required by replacement tenants) actually collected by Landlord as a result of a reletting.

8.3 Landlord’s Right to Perform. If Tenant defaults, Landlord may, but shall have no obligation to, perform the obligations of Tenant, and if Landlord, in doing so, makes any expenditures or incurs any obligation for the payment of money, including reasonable attorneys’ fees, the sums so paid or obligations incurred shall be paid by Tenant to Landlord within five days of rendition of a bill or statement to Tenant therefor.

8.4 Late Charges and Interest. If any payment due Landlord under this Lease shall not be paid within five days of the date when due, Tenant shall pay, in addition to the payment then due, an administrative charge equal to the greater of (a) 5% of the past due payments; or (b) $250. All payments due Landlord under this Lease shall bear interest at the lesser of: (a) the Prime Rate in effect as of the date when the installment was due, plus 500 basis points, or (b) the highest rate of interest permitted to be charged by applicable law, accruing from the date the obligation arose through the date payment is actually received by Landlord. “Prime Rate” shall mean the rate (or the average of rates, if more than one rate appears) inserted in the blank of the “Money Rate” Section of the Wall Street Journal (Eastern Edition) in the section reading “Prime Rate     %.”

8.5 Limitations. None of Landlord’s officers, employees, agents, directors, shareholders, partners, or affiliates shall ever have any personal liability to Tenant under this Lease. No person holding Landlord’s interest under this Lease shall have any liability after such person ceases to hold such interest, except for any liability accruing while such person held such interest. TENANT SHALL LOOK SOLELY TO LANDLORD’S ESTATE AND INTEREST IN THE BUILDING FOR THE SATISFACTION OF ANY RIGHT OR REMEDY OF TENANT UNDER THIS LEASE, AND NO OTHER ASSETS OF LANDLORD SHALL BE SUBJECT TO LEVY, EXECUTION, OR OTHER ENFORCEMENT PROCEDURE FOR THE SATISFACTION OF TENANT’S RIGHTS OR REMEDIES UNDER THIS LEASE, OR ANY OTHER LIABILITY OF LANDLORD TO TENANT OF WHATEVER KIND OR NATURE. Tenant waives any claims against Landlord that Tenant does not make in writing within 30 days of the onset of the cause of such claim. Landlord and Tenant each waive all rights (other than rights under the End of Term article) to consequential damages, punitive damages, or special damages of any kind.

8.6 Presumption of Abandonment. It shall be conclusively presumed that Tenant has abandoned the Premises if Tenant fails to keep the Premises open for business during regular business hours for ten consecutive days while in monetary default. Any grace periods set forth in this article shall not apply to the application of this presumption.

9. ALTERATIONS.

9.1 “Alterations” shall mean any alteration, addition, or improvement in or on or to the Premises of any kind or nature, including any Tenant Improvements made prior to Tenant’s occupancy of the Premises. Tenant shall make no Alterations without the prior written consent of Landlord, which consent may be arbitrarily withheld. Landlord, or its agent or contractor, may supervise the performance of any Alterations, and, if so, Tenant shall pay to Landlord an amount equal to 5% of the cost of the work, as a supervisory fee.

9.2 Tenant Improvements. Landlord has made no representation or promise as to the condition of the Premises. Landlord shall not perform any alterations, additions, or improvements in order to make the Premises suitable and ready for occupancy and use by Tenant. Tenant has inspected the Premises, is fully familiar with the physical condition of the Premises, and shall accept the Premises “as is,” “where is,” and without any warranty, express or implied, or representation as to fitness or suitability. Landlord shall not be liable for any latent or patent defect in the Premises. Notwithstanding the foregoing, Landlord shall, at Landlord’s expense, clean the existing carpet in the Premises, replace any damaged ceiling tiles, and replace any missing hardware in the Premises.

10. LIENS. The interest of Landlord in the Premises shall not be subject in any way to any liens, including construction liens, for Alterations made by or on behalf of Tenant. This exculpation is made with express reference to Section 713.10, Florida Statutes. Landlord and Tenant acknowledge and agree that there is no requirement under this Lease that Tenant make any alterations or improvements to the Premises and no improvements to be made by Tenant to the Premises constitute “the pith of the lease” as provided in applicable Florida law. If any lien is filed against the Premises for work or materials claimed to have been furnished to Tenant, Tenant shall cause it to be discharged of record or properly transferred to a bond under Section 713.24, Florida Statutes, within ten days after notice to Tenant. Further, Tenant shall indemnify, defend, and save Landlord harmless from and against any damage or loss, including reasonable attorneys’ fees, incurred by Landlord as a result of any liens or other claims arising out of or related to work performed in the Premises by or on behalf of Tenant. Tenant shall notify every contractor making improvements to the Premises that the interest of the Landlord in the Premises shall not be subject to liens.

11. ACCESS TO PREMISES. Landlord and persons authorized by Landlord shall have the right, at all reasonable times, to enter and inspect the Premises and to make repairs and alterations Landlord deems necessary, with reasonable prior notice, except in cases of emergency.

12. COMMON AREAS. The “Common Areas” of the Building Project include such areas and facilities as delivery facilities, walkways, landscaped and planted areas, and parking facilities and are those areas designated by Landlord for the general use in common of occupants of the Building Project, including Tenant. The Common Areas shall at all times be subject to the exclusive control and management of Landlord. Landlord may grant third parties specific rights concerning portions of the Common Areas. Landlord may increase, reduce, improve, or otherwise alter the Common Areas, otherwise make improvements, alterations, or additions to the Building Project, and change the name or number by which the Building Project is known. Landlord may also temporarily close the Common Areas to make repairs. In addition, Landlord may temporarily close the Building Project and preclude access to the Premises in the event of casualty, governmental requirements, the threat of an emergency such as a hurricane or other act of God, or if Landlord otherwise reasonably deems it necessary in order to prevent damage or injury to person or property. This Lease does not create, nor will Tenant have any express or implied easement for, or other rights to, air, light, or view over, from, or about the Building Project.

13. CASUALTY DAMAGE. If: (a) the Building shall be so damaged that substantial alteration or reconstruction of the Building shall, in Landlord’s opinion, be required (whether or not the Premises shall have been damaged by the casualty); or (b) the Premises shall be partially damaged by casualty during the last two years of the Lease Term, and the estimated cost of repair exceeds 25% of the Base Rent then remaining to be paid by Tenant for the balance of the Lease Term; Landlord may, within 90 days after the casualty, give notice to Tenant of Landlord’s election to terminate this Lease, and the balance of the Lease Term shall automatically expire on the fifth day after the notice is delivered. If Landlord does not elect to terminate this Lease, Landlord shall proceed with reasonable diligence to restore the Building and the Premises to substantially the same condition they were in immediately before the happening of the casualty. However, Landlord shall not be required to restore any unleased premises in the Building or any portion of Tenant’s property. Rent shall abate in proportion to the portion of the Premises not useable by Tenant as a result of any casualty covered by insurance carried or required to be carried by Landlord under this Lease, as of the date on which the Premises becomes unusable. Landlord shall not otherwise be liable to Tenant for any delay in restoring the Premises or any inconvenience or annoyance to Tenant or injury to Tenant’s business resulting in any way from the damage or the repairs, Tenant’s sole remedy being the right to an abatement of Rent.

14. CONDEMNATION. If the whole or any substantial part of the Premises shall be condemned by eminent domain or acquired by private purchase in lieu of condemnation, this Lease shall terminate on the date on which possession of the Premises is delivered to the condemning authority and Rent shall be apportioned and paid to that date. If no portion of the Premises is taken but a substantial portion of the Building Project is taken, at Landlord’s option, this Lease shall terminate on the date on which possession of such portion of the Building Project is delivered to the condemning authority and Rent shall be apportioned and paid to that date. Tenant shall have no claim against Landlord for the value of any unexpired portion of the Lease Term, nor shall Tenant be entitled to any part of the condemnation award or private purchase price. If this Lease is not terminated as provided above, Rent shall abate in proportion to the portion of the Premises condemned.

15. REPAIR AND MAINTENANCE. Landlord shall repair and maintain in good order and condition, ordinary wear and tear excepted, the Common Areas, mechanical and equipment rooms, the roof of the Building, the exterior walls of the Building, the exterior windows of the Building, the structural portions of the Building, and the electrical, plumbing, mechanical, fire protection, life safety, and HVAC systems servicing the Building. However, unless the Waiver of Subrogation section of this Lease applies, Tenant shall pay the cost of any such repairs or maintenance resulting from acts or omissions of Tenant, its employees, agents, or contractors. Additionally, Landlord shall replace the Building standard fluorescent light tubes in the Premises. Except to the extent Landlord is obligated to repair and maintain the Premises as provided above, Tenant shall, at its sole cost, repair, replace, and maintain the Premises (including the walls, ceilings, and floors in the Premises, and any specialized electrical, plumbing, mechanical, fire protection, life safety and HVAC systems servicing the Premises requested by Tenant exclusively for their use) in a clean, attractive, first class condition. All replacements shall be of equal quality and class to the original items replaced. Tenant shall not commit or allow to be committed any waste on any portion of the Premises.

16. ESTOPPEL CERTIFICATES. From time to time, Tenant, on not less than five days’ prior notice, shall execute and deliver to Landlord an estoppel certificate in a form generally consistent with the requirements of institutional lenders and certified to Landlord and any mortgagee or prospective mortgagee or purchaser of the Building Project. Tenant shall indemnify, defend, and hold Landlord harmless from all damages resulting from Tenant’s failure to comply strictly with its obligations under this article.

17. SUBORDINATION. This Lease is and shall be subject and subordinate to all mortgages that may now or hereafter affect the Building, and to all renewals, modifications, consolidations, replacements, and extensions of the mortgages. This article shall be self-operative and no further instrument of subordination shall be necessary. However, in confirmation of this subordination, Tenant shall execute promptly any certificate that Landlord may request. If the interest of Landlord under this Lease is transferred by reason of or assigned in lieu of foreclosure or other proceedings for enforcement of any mortgage, or if this Lease is terminated by foreclosure of any mortgage to which this Lease is subordinate, then Tenant will, at the option to be exercised in writing by the purchaser or assignee, (a) attorn to it and will perform for its benefit all the terms of this Lease on Tenant’s part to be performed with the same force and effect as if the purchaser or assignee were the Landlord originally named in this Lease, or (b) enter into a new lease with the purchaser or assignee for the remainder of the Lease Term and otherwise on the same terms as provided in this Lease.

18. INDEMNIFICATION. Landlord and Tenant shall each indemnify, defend, and save harmless the other party and the other party’s employees, agents, and contractors from and against any and all loss, damage, claim, demand, liability, or expense (including reasonable attorneys’ fees) resulting from claims by third parties and based on any acts or omissions (specifically including negligence and the failure to comply with this Lease) of the indemnitor, its employees, agents, and contractors in connection with the Building Project and only to the extent caused in whole or in part by acts or omissions of the indemnitor, its employees, agents, and contractors, regardless of whether or not the claim is caused in part by any of the indemnified parties. When any claim is caused by the joint acts or omissions of the indemnitor and the indemnified parties, the indemnitor’s duties under this article shall be in proportion to the indemnitor’s allocable share of the joint liability.

19. NO WAIVER. The failure of a party to insist on the strict performance of any provision of this Lease or to exercise any remedy for any default shall not be construed as a waiver. The waiver of any noncompliance with this Lease shall not prevent subsequent similar noncompliance from being a default. No waiver shall be effective unless expressed in writing and signed by the waiving party. No notice to or demand on a party shall of itself entitle the party to any other or further notice or demand in similar or other circumstances. The receipt by Landlord of any Rent after default on the part of Tenant (whether the Rent is due before or after the default) shall not excuse any delays as to future Rent payments and shall not be deemed to operate as a waiver of any then existing default by Tenant or of the right of Landlord to enforce the payment of any other Rent reserved in this Lease or to pursue eviction or any other remedies available to Landlord. No payment by Tenant, or receipt by Landlord, of a lesser amount than the Rent actually owed under the terms of this Lease shall be deemed to be anything other than a payment on account of the earliest stipulated Rent. No endorsement or statement on any check or any letter accompanying any check or payment of Rent will be deemed an accord and satisfaction. Landlord may accept the check or payment without prejudice to Landlord’s right to recover the balance of the Rent or to pursue any other remedy. It is the intention of the parties that this article modify the common law rules of waiver and estoppel and the provisions of any statute which might dictate a contrary result.

20. SERVICES AND UTILITIES.

20.1 Services Furnished. During the Lease Term and as long as Tenant is entitled to possession of the Premises, Landlord shall furnish the following services: (a) air conditioning and heating in season; (b) janitorial and general cleaning services on Business Days; and (c) rest room facilities and necessary lavatory supplies, including cold running water, as provided for general use of all tenants in the Building. Tenant’s use of electrical and heating, ventilating, and air conditioning services furnished by Landlord shall not exceed, either in voltage, rated capacity, use, or overall load, that which Landlord deems to be standard for the Building, and, if required by Landlord, all costs associated with the additional usage and the installation and maintenance of facilities for the additional usage, including separate submetering, shall be paid by Tenant as additional rent.

20.2 Modification of Systems. Tenant shall pay to Landlord the costs of any modification to any Building Project utility or service system necessary to accommodate Tenant. Notwithstanding the foregoing, Landlord shall not be required to make any modification to any utility or service system of the Building Project on behalf of Tenant.

20.3 Electrical Utility Provider. Landlord has advised Tenant that presently Florida Power & Light Company is the utility company selected by Landlord to provide electricity service for the Building. However, if permitted by law, Landlord may at any time and from time to time during the Lease Term contract for service from a different company or companies providing electricity service.

20.4 Interruption of Services. In no event shall Landlord be liable for damages resulting from any of the fixtures or equipment in the Building Project being out of repair, or for injury to persons, property, or business caused by any defects in the electric, HVAC, or water apparatus, or for any damages arising out of the failure to furnish HVAC, water, janitor, or other service, unless caused by the negligence or intentional acts of Landlord, and any interruption or failure shall in no manner constitute an actual or constructive eviction of Tenant or entitle Tenant to abatement of any Rent due under this Lease.

20.5 Access Systems. If at any time during the Lease Term the Building Project has any type of card access system for the Parking Areas or the Building, Tenant shall purchase access cards for all occupants of the Premises from Landlord at a Building standard charge and shall comply with Building standard terms relating to access to the Parking Areas and the Building.

20.6 Electrical Services. Landlord shall not provide or be obligated to cause any other party to provide any electrical services to the Premises. Tenant shall be solely responsible for all charges for electrical services to the Premises, including electricity costs for HVAC services to the Premises and all costs associated with the provision of a separate electric meter for the Premises. Tenant shall maintain active electrical service to the Premises at all times during the Lease Term.

21. SECURITY DEPOSIT. The Security Deposit shall be held by Landlord as security for Tenant’s full and faithful performance of this Lease including the payment of Rent. Tenant grants Landlord a security interest in the Security Deposit. The Security Deposit may be commingled with other funds of Landlord and Landlord shall have no liability for payment of any interest on the Security Deposit. Landlord may apply the Security Deposit to the extent required to cure any default by Tenant. If Landlord so applies the Security Deposit, Tenant shall deliver to Landlord the amount necessary to replenish the Security Deposit to its original sum within five days after notice from Landlord. The Security Deposit shall not be deemed an advance payment of Rent or a measure of damages for any default by Tenant, nor shall it be a defense to any action that Landlord may bring against Tenant.

22. GOVERNMENTAL REGULATIONS. Tenant shall promptly comply with all laws, codes, and ordinances of governmental authorities, including the Americans With Disabilities Act of 1990 and all similar present or future laws.

23. SIGNS. No signage shall be placed by Tenant on any portion of the Building Project. However, Tenant shall be permitted to place a sign bearing its name on the entrance door to the Premises (at Tenant’s cost) and will be furnished a single listing of its name in the Building’s directory (at Landlord’s cost), all in accordance with the criteria adopted from time to time by Landlord for the Building Project. Any changes or additional listings in the directory shall be furnished (subject to availability of space) for a Building standard charge.

24. BROKER. Landlord and Tenant shall indemnify, defend, and save each other harmless from and against any claims for commissions from any real estate broker other than the Landlord’s Broker or the Tenant’s Broker with whom they have dealt in connection with this Lease.

25. END OF TERM. Tenant shall surrender the Premises to Landlord at the expiration or sooner termination of this Lease in good order and condition, broom clean, except for reasonable wear and tear. Tenant shall be liable to Landlord for all damages, including any consequential damages, that Landlord may suffer by reason of any holding over by Tenant, and Tenant shall indemnify, defend, and save Landlord harmless against all costs, claims, losses, or liabilities resulting from delay by Tenant in so surrendering the Premises, including any claims made by any succeeding tenant founded on any delay. All Alterations, including HVAC equipment, wall coverings, carpeting and other floor coverings, ceiling tiles, blinds and other window treatments, lighting fixtures and bulbs, built in or attached shelving, built in furniture, millwork, counter tops, cabinetry, all doors (both exterior and interior), bathroom fixtures, sinks, kitchen area improvements, and wall mirrors, made by Landlord or Tenant to the Premises shall become Landlord’s property on the expiration or sooner termination of the Lease Term. On the expiration or sooner termination of the Lease Term, Tenant, at its expense, shall remove from the Premises all moveable furniture, furnishings, equipment, and other articles of moveable personal property owned by Tenant and located in the Premises that can be removed without damage to the Premises. Tenant, at its expense, shall also remove all computer and telecommunications wiring and all non-standard Alterations to the Premises, including any vault, stairway, or computer room Alterations or any Alterations involving roof, ceiling, or floor penetrations. Tenant shall repair any damage caused by the removal. Any items of Tenant’s property that shall remain in the Premises after the expiration or sooner termination of the Lease Term, may, at the option of Landlord, be deemed to have been abandoned, and in that case, those items may be retained by Landlord as its property to be disposed of by Landlord, without accountability to Tenant or any other party, in the manner Landlord shall determine, at Tenant’s expense.

26. ATTORNEYS’ FEES. The prevailing party in any litigation arising out of or in any manner relating to this Lease shall be entitled to recover from the losing party reasonable attorneys’ fees and costs.

27. NOTICES. Any notice to be given under this Lease may be given either by a party itself or by its attorney or agent and shall be in writing and delivered by hand, by nationally recognized overnight air courier service (such as Federal Express), or by the United States Postal Service, registered or certified mail, return receipt requested, in each case addressed to the respective party at the party’s notice address. A notice shall be deemed effective upon receipt or the date sent if it is returned to the addressor because it is refused, unclaimed, or the addressee has moved.

28. IMPOSSIBILITY OF PERFORMANCE. For purposes of this Lease, the term “Unavoidable Delay” shall mean any delays due to strikes, lockouts, civil commotion, war or warlike operations, terrorism, bioterrorism, invasion, rebellion, hostilities, military or usurped power, sabotage, government regulations or controls, inability to obtain any material, utility, or service because of governmental restrictions, hurricanes, floods, or other natural disasters, acts of God, or any other cause beyond the direct control of the party delayed. Notwithstanding anything in this Lease to the contrary, if Landlord or Tenant shall be delayed in the performance of any act required under this Lease by reason of any Unavoidable Delay, then provided notice of the Unavoidable Delay is given to the other party within ten days after its occurrence, performance of the act shall be excused for the period of the delay and the period for the performance of the act shall be extended for a reasonable period, in no event to exceed a period equivalent to the period of the delay. The provisions of this article shall not operate to excuse Tenant from the payment of Rent or from surrendering the Premises at the end of the Lease Term, and shall not operate to extend the Lease Term. Delays or failures to perform resulting from lack of funds or the increased cost of obtaining labor and materials shall not be deemed delays beyond the direct control of a party.

29. RELOCATION OF TENANT. Landlord may move Tenant from the Premises to a reasonably equivalent space comparable in size and layout within the Building Project on not less than 30 days’ notice to Tenant. Landlord shall pay the reasonable costs of moving Tenant’s property to the new space. Such a relocation shall not terminate or otherwise modify this Lease except that from and after the date of the relocation, the “Premises” shall refer to the relocation space into which Tenant has been moved, rather than the original Premises as defined in this Lease. If the rentable area of the relocation space is more or less than the rentable area of the original Premises, then the Base Rent and Tenant’s Allocated Share shall be appropriately adjusted.

30. PARKING. Tenant shall be entitled to use no more than the number of parking spaces in the Parking Areas that corresponds to the Parking Ratio applied to the Rentable Area of the Premises, rounded down to the nearest whole number. “Parking Areas” shall mean the areas available for automobile parking in connection with the Building as those areas may be designated by Landlord from time to time. “Parking Ratio” shall mean the number of parking spaces for each 1,000 rentable square feet of space in the Premises from time to time as specified by the zoning and land use regulations applicable to the Building Project. As of the Date of this Lease, the Parking Ratio is 3.3 parking spaces per 1,000 rentable square feet. Except for particular spaces and areas designated from time to time by Landlord for reserved parking, if any, all parking in the Parking Areas shall be on an unreserved, first come, first served basis. Landlord reserves the right to (a) reduce the number of spaces in the Parking Areas, as long as the number of parking spaces remaining is in compliance with all applicable governmental requirements; (b) to reserve spaces for the exclusive use of specific parties; and (c) change the access to the Parking Areas, provided that some manner of reasonable access to the Parking Areas remains after the change; and none of the foregoing shall entitle Tenant to any claim against Landlord or to any abatement of Rent. Landlord (or the operator of the Parking Areas) may charge Tenant (and/or its employees, agents, contractors, invitees, and visitors) directly for the parking fee established by Landlord (or the operator) from time to time for the use of the Parking Areas.

31. GENERAL PROVISIONS.

31.1 Construction Principles. The words “including” and “include” and similar words will not be construed restrictively to limit or exclude other items not listed. This Lease has been negotiated “at arm’s-length” by Landlord and Tenant, each having the opportunity to be represented by legal counsel of its choice and to negotiate the form and substance of this Lease. Therefore, this Lease shall not be more strictly construed against either party by reason of the fact that one party may have drafted this Lease. If any provision of this Lease is determined to be invalid, illegal, or unenforceable, the remaining provisions of this Lease shall remain in full force, if the essential provisions of this Lease for each party remain valid, binding, and enforceable. The parties may amend this Lease only by a written agreement of the parties. This Lease shall constitute the entire agreement of the parties concerning the matters covered by this Lease. All prior understandings and agreements had between the parties concerning those matters, including all preliminary negotiations, lease proposals, letters of intent, and similar documents, are merged into this Lease, which alone fully and completely expresses the understanding of the parties. Landlord and Tenant intend that faxed signatures constitute original signatures binding on the parties. This Lease shall bind and inure to the benefit of the heirs, personal representatives, and, except as otherwise provided, the successors and assigns of the parties to this Lease. Any liability or obligation of Landlord or Tenant arising during the Lease Term shall survive the expiration or earlier termination of this Lease.

31.2 Radon Gas. The following notification is provided under Section 404.056(6), Florida Statutes: “Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county health department.”

31.3 Exhibits. All exhibits, riders, and addenda attached to this Lease shall, by this reference, be incorporated into this Lease. The following exhibits are attached to this Lease:

EXHIBIT “A” – Legal Description of the Building Project

EXHIBIT “B” – Sketch of Premises

EXHIBIT “C” – Guaranty

EXHIBIT “D” – Rules and Regulations

32. JURY WAIVER; COUNTERCLAIMS. LANDLORD AND TENANT KNOWINGLY, INTENTIONALLY, AND VOLUNTARILY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM INVOLVING ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE. TENANT FURTHER WAIVES THE RIGHT TO INTERPOSE ANY PERMISSIVE COUNTERCLAIM OF ANY NATURE IN ANY ACTION TO OBTAIN POSSESSION OF THE PREMISES

33. FIXTURES/FURNITURE. Tenant acknowledges and agrees that as of the Date of this Lease, the Premises contains certain partition/cubicles (the “Fixtures”) and Landlord agrees to allow Tenant’s use of the Fixtures during the Lease Term in accordance with the provisions of this article. Landlord has made no representations or warranties whatsoever as to the Fixtures and shall not be liable to Tenant or any other party as a result of the rights granted under this article. Tenant has examined the Fixtures and accepts them in their “as-is” condition in all respects. All Fixtures shall remain the property of Landlord and shall not be removed by Tenant. Tenant shall be solely responsible for upkeep and maintenance of the Fixtures during the Lease Term.

IN WITNESS WHEREOF, this Lease has been executed on behalf of Landlord and Tenant as of the Date of this Lease.

WITNESSES: Signature of Witness 1 Print or type name of Witness 1 Signature of Witness 2 Print or type name of Witness 2	LANDLORD:
HEC INVESTMENT, LLC, a Delaware limited liability company authorized to transact business in Florida
By:
Name:
Title:
(SEAL)

Date Executed:
TENANT:
EDIETS.COM, INC., a Delaware corporation
Signature of Witness 1 Print name of Witness 1 Signature of Witness 2 Print name of Witness 2
By:
Name:
Title:
[CORPORATE SEAL]

Date Executed:

EXHIBIT “A”

LEGAL DESCRIPTION OF THE BUILDING PROJECT

Parcels L, M, N, O, and P, of L.C.L. PLAT, according to the Plat thereof, as recorded in Plat Book 113, Page 49 of the Public Records of Broward County, Florida.

EXHIBIT “B”

SKETCH OF PREMISES

Intentionally omitted

The above plan is for location of Premises only and is not a representation by Landlord as to any other improvements shown.

EXHIBIT “D”

RULES AND REGULATIONS

1. The sidewalks and public portions of the Building Project, such as entrances, passages, courts, parking areas, vestibules, stairways, corridors, or halls shall not be obstructed or encumbered by Tenant or its employees, agents, invitees, or guests nor shall they be used for any purpose other than ingress and egress to and from the Premises.

2. No awnings or other projections shall be attached to the outside walls of the Building Project. No curtains, blinds, shades, louvered openings, or screens shall be attached to or hung in, or used in connection with, any window or door of the Premises, without the prior written consent of Landlord, unless installed by Landlord. No aerial or antenna shall be erected on the roof or exterior walls of the Premises or on the Building Project without the prior written consent of Landlord in each instance.

3. No sign, advertisement, notice, or other lettering shall be exhibited, inscribed, painted, or affixed by Tenant on any part of the outside of the Premises or Building Project or on corridor walls or doors or mounted on the inside of any windows or within the interior of the Premises, if visible from the exterior of the Premises, without the prior written consent of Landlord. Signs on any entrance door or doors shall conform to Building Project standards and shall, at Tenant’s expense, be inscribed, painted, or affixed for Tenant by sign makers approved by Landlord.

4. The sashes, sash doors, skylights, windows, heating, ventilating, and air conditioning vents and doors that reflect or admit light and air into the halls, passageways, or other public places in the Building Project shall not be covered or obstructed by Tenant, or its employees, agents, invitees, or guests, nor shall any bottles, parcels, or other articles be placed outside of the Premises.

5. No show cases or other articles shall be put in front of or affixed to any part of the exterior of the Building Project, nor placed in the public halls, corridors, or vestibules without the prior written consent of Landlord.

6. Whenever Tenant shall submit to Landlord any plan, agreement, assignment, sublease, or other document for Landlord’s consent or approval, Tenant shall reimburse Landlord, on demand, for the actual out-of-pocket costs for the services of any architect, engineer, or attorney employed by Landlord to review or prepare the plan, agreement, assignment, sublease, consent, or other document, and pay Landlord a Building standard administrative fee for its services relating to the consent or approval.

7. The water and wash closets and other plumbing fixtures shall not be used for any purpose other than those for which they were constructed, and no sweepings, rubbish, rags, or other substances shall be thrown in them. All damages resulting from any misuse of fixtures shall be borne by the Tenant who, or whose employees, agents, invitees, or guests, shall have caused the damages.

8. Tenant shall not in any way deface any part of the Premises or the Building Project. Tenant shall not lay linoleum, or other similar floor covering, so that the same shall come in direct contact with the floor of the Building, and, if linoleum or other similar floor covering is desired to be used, an interlining of builder’s deadening felt shall be first affixed to the floor, by a paste or other material, soluble in water, the use of cement or other similar adhesive material being expressly prohibited.

9. No animals of any kind (except dogs assisting disabled persons) shall be brought on the Premises or Building Project.

10. The Premises shall not be used for lodging or cooking, except that use by Tenant of Underwriters’ Laboratory-approved equipment for brewing coffee, tea, hot chocolate, and similar beverages and a microwave oven for food warming shall be permitted, provided that such equipment and use is in accordance with all applicable governmental requirements.

11. No office space in the Building Project shall be used for the distribution or for the storage of merchandise or for the sale at auction or otherwise of merchandise, goods, or property of any kind.

12. Tenant shall not make or permit to be made any unseemly or disturbing noises, or electromagnetic or radio interference, or vibrations, or disturb or interfere with occupants of the Building Project or neighboring premises or those having business with them, or interfere with equipment of Landlord or occupants of the Building Project, whether by the use of any musical instrument, radio, television, machines or equipment, unmusical noise, whistling, singing, or in any other way, including use of any wireless device or equipment. Tenant shall not throw anything out of the doors or windows or down the corridors, or stairwells of the Building Project.

13. Neither Tenant nor any of Tenant’s employees, agents, invitees, or guests shall at any time bring or keep on the Premises any firearms, inflammable, combustible, or explosive substance or any chemical substance, other than reasonable amounts of cleaning fluids and solvents required in the normal operation of Tenant’s business, all of which shall only be used in strict compliance with all applicable Environmental Laws.

14. Landlord shall have a valid pass key to all spaces within the Premises at all times during the Lease Term. No additional locks or bolts of any kind shall be placed on any of the doors or windows by Tenant, nor shall any changes be made in existing locks or the mechanism of the locks, without the prior written consent of the Landlord and unless and until a duplicate key is delivered to Landlord. Tenant must, on the termination of its tenancy, restore to the Landlord all keys to stores, offices, and toilet rooms, either furnished to or otherwise procured by Tenant, and in the event of the loss of any keys so furnished, Tenant shall pay Landlord for the replacement cost of them.

15. All deliveries, removals, or the carrying in or out of any safes, freights, furniture, or bulky matter of any description may be accomplished only with the prior approval of Landlord and then only in approved areas, through the approved loading/service area doors and during approved hours. Tenant shall assume all liability and risk concerning these movements. Landlord may restrict the location where heavy or bulky matters may be placed inside the Premises. Landlord reserves the right to inspect all freight to be brought into the Building Project and to exclude from the Building Project all freight that can or may violate any of these Rules and Regulations or other provisions of this Lease.

16. Tenant shall not, unless otherwise approved by Landlord, occupy or permit any portion of the Premises demised to it to be occupied as, by, or for a public stenographer or typist, barber shop, bootblacking, beauty shop or manicuring, beauty parlor, telephone or telegraph agency, telephone or secretarial service, messenger service, travel or tourist agency, a personnel or employment agency, public restaurant or bar, commercial document reproduction or offset printing service, ATM or similar machines, retail, wholesale, or discount shop for sale of merchandise, retail service shop, labor union, school, classroom, or training facility, an entertainment, sports, or recreation facility, an office or facility of a foreign consulate or any other form of governmental or quasi-governmental bureau, department, or agency, including an autonomous governmental corporation, a place of public assembly (including a meeting center, theater, or public forum), a facility for the provision of social welfare or clinical health services, a medical or health care office of any kind, a telemarketing facility, a customer service call center, a firm the principal business of which is real estate brokerage, a company engaged in the business of renting office or desk space, a public finance (personal loan) business, or manufacturing, or any other use that would, in Landlord’s reasonable opinion, impair the reputation or quality of the Building, overburden any of the Building systems, Common Areas, or Parking Areas (including any use that would create a population density in the Premises which is in excess of the density which is standard for the Building), impair Landlord’s efforts to lease space or otherwise interfere with the operation of the Building Project, unless Tenant’s Lease expressly grants permission to do so. Tenant shall not operate or permit to be operated on the Premises any coin or token operated vending machine or similar device (including telephones, lockers, toilets, scales, amusement devices, and machines for sale of beverages, foods, candy, cigarettes, or other goods), except for those vending machines or similar devices that are for the sole and exclusive use of Tenant’s employees, and then only if operation of the machines or devices does not violate the lease of any other tenant of the Building Project. Tenant shall not engage or pay any employees on the Premises, except those actually working for Tenant on the Premises, nor advertise for labor giving an address at the Premises.

17. Tenant shall not create or use any advertising mentioning or exhibiting any likeness of the Building Project without the prior written consent of Landlord. Landlord shall have the right to prohibit any advertising that, in Landlord’s reasonable opinion, tends to impair the reputation of the Building Project or its desirability as a building for offices, and on notice from Landlord, Tenant shall discontinue the advertising.

18. Landlord reserves the right to exclude from the Building Project all persons who do not present a pass to the Building Project on a form or card approved by Landlord or other identification documentation required by Landlord. Tenant shall be responsible for all its employees, agents, invitees, or guests who have been issued a pass at the request of Tenant and shall be liable to Landlord for all acts of those persons.

19. The Premises shall not be used for lodging or sleeping, or for any immoral, disreputable, or illegal purposes, or for any purpose that may be dangerous to life, limb, or property.

20. Any maintenance requirements of Tenant will be attended to by Landlord only on application at the Landlord’s office at the Building Project. Landlord’s employees shall not perform any work or do anything outside of their regular duties, unless under specific instructions from the office of Landlord.

21. Canvassing, soliciting, and peddling within the Building Project is prohibited and Tenant shall cooperate to prevent such activities.

22. There shall not be used in any space, or in the public halls of the Building Project, either by Tenant or by jobbers or others, in the delivery or receipt of merchandise to Tenant, any hand trucks, except those equipped with rubber tires and side guards. All deliveries shall be confined to the service areas and through the approved service entries.

23. In order to obtain maximum effectiveness of the cooling system, Tenant shall lower and/or close venetian or vertical blinds or drapes when the sun’s rays fall directly on the exterior windows of the Premises.

24. If, in Landlord’s reasonable opinion, the replacement of ceiling tiles becomes necessary after they have been removed on behalf of Tenant by telephone company installers or others (in both the Premises and the public corridors), the cost of replacements shall be charged to Tenant on a per tile basis.

25. All paneling or other wood products not considered furniture that Tenant shall install in the Premises shall be of fire retardant materials. Before the installation of these materials, Tenant shall submit to Landlord a satisfactory (in the reasonable opinion of Landlord) certification of the materials’ fire retardant characteristics.

26. Tenant, its employees, agents, contractors, and invitees shall not be permitted to occupy at any one time more than the number of parking spaces in the Parking Areas permitted in the Lease (including any parking spaces reserved exclusively for Tenant). Usage of parking spaces shall be in common with all other tenants of the Building Project and their employees, agents, contractors, and invitees. All parking space usage shall be subject to any reasonable rules and regulations for the sale and proper use of parking spaces that Landlord may prescribe. Tenant’s employees, agents, contractors, and invitees shall abide by all posted roadway signs in and about the parking facilities. Landlord shall have the right to tow or otherwise remove vehicles of Tenant and its employees, agents, contractors, or invitees that are improperly parked, blocking ingress or egress lanes, or violating parking rules, at the expense of Tenant or the owner of the vehicle, or both, and without liability to Landlord. On request by Landlord, Tenant shall furnish Landlord with the license numbers and descriptions of any vehicles of Tenant, its principals, employees, agents, and contractors. Tenant acknowledges that reserved parking spaces, if any, shall only be reserved during the hours of 8:00 a.m. to 5:00 p.m., Monday through Friday, legal holidays excluded. Parking spaces may be used for the parking of passenger vehicles only and shall not be used for parking commercial vehicles or trucks (except sports utility vehicles, mini-vans, and pick-up trucks utilized as personal transportation), boats, personal watercraft, or trailers. No parking space may be used for the storage of equipment or other personal property. Overnight parking in the Parking Areas is prohibited. Landlord, in Landlord’s sole and absolute discretion, may establish from time to time a parking decal or pass card system, security check-in, or other reasonable mechanism to restrict parking in the Parking Areas.

27. All trucks and delivery vans shall be parked in designated areas only and not parked in spaces reserved for cars. All delivery service doors are to remain closed except during the time that deliveries, garbage removal, or other approved uses are taking place. All loading and unloading of goods shall be done only at the times, in the areas, and through the entrances designated for loading purposes by Landlord.

28. Tenant shall be responsible for the removal and proper disposition of all crates, oversized trash, boxes, and items termed garbage from the Premises. The corridors and parking and delivery areas are to be kept clear of these items. Tenant shall provide convenient and adequate receptacles for the collection of standard items of trash and shall facilitate the removal of trash by Landlord. Tenant shall ensure that liquids are not disposed of in the receptacles.

29. Tenant shall not conduct any business, loading or unloading, assembling, or any other work connected with Tenant’s business in any public areas.

30. Landlord shall not be responsible for lost or stolen personal property, equipment, or money occurring anywhere on the Building Project, regardless of how or when the loss occurs.

31. Neither Tenant, nor its employees, agents, invitees, or guests, shall paint or decorate the Premises, or mark, paint, or cut into, drive nails or screw into nor in any way deface any part of the Premises or Building Project without the prior written consent of Landlord. Notwithstanding the foregoing, standard picture hanging shall be permitted without Landlord’s prior consent. If Tenant desires a signal, communications, alarm, or other utility or service connection installed or changed, the work shall be done at the expense of Tenant, with the approval and under the direction of Landlord. If Landlord consents, Tenant shall promptly repair any damage to the Building Project resulting from Tenant’s activities, including any damage due to preparations for storms.

32. Tenant shall give Landlord prompt notice of all accidents to or defects in air conditioning equipment, plumbing, electric facilities, or any part or appurtenance of the Premises.

33. Tenant agrees and fully understands that the overall aesthetic appearance of the Building Project is of paramount importance; thus Landlord shall maintain complete aesthetic control over any and every portion of the Premises visible from outside the Premises including all fixtures, equipment, signs, exterior lighting, plumbing fixtures, shades, awnings, merchandise, displays, art work, wall coverings, or any other object used in Tenant’s business. Landlord’s control over the visual aesthetics shall be complete and arbitrary. Landlord will notify Tenant in writing of any aesthetic deficiencies and Tenant will have seven days to correct the deficiencies to Landlord’s satisfaction or Tenant shall be in default of this Lease and the Default article shall apply.

34. Tenant shall not install, operate, or maintain in the Premises or in any other area of the Building Project, any electrical equipment that does not bear the U/L (Underwriters Laboratories) seal of approval, or that would overload the electrical system or any part of the system beyond its capacity for proper, efficient, and safe operation as determined by Landlord, taking into consideration the overall electrical system and the present and future requirements therefor in the Building Project. Tenant shall not furnish any cooling or heating to the Premises, including the use of any electronic or gas heating devices, without Landlord’s prior written consent.

35. Under applicable law, the entire Building Project, including the Premises, is deemed to be a “no smoking” building and smoking is prohibited in all Common Areas.

36. Tenant shall not allow the Premises to be occupied by more than five persons per 1,000 square feet of rentable area.

37. Tenant will take all steps necessary to prevent: inadequate ventilation, emission of chemical contaminants from indoor or outdoor sources, or both, or emission of biological contaminants. Tenant will not allow any unsafe levels of chemical or biological contaminants (including volatile organic compounds) in the Premises, and will take all steps necessary to prevent the release of contaminants from adhesives (for example, upholstery, wallpaper, carpet, machinery, supplies, and cleaning agents).

38. Tenant shall comply with any recycling programs for the Building Project implemented by Landlord from time to time.

39. Tenant shall not obtain for use in the Premises ice, drinking water, towel, barbering, bootblacking, floor polishing, lighting maintenance, cleaning, or other similar services from any persons not authorized by Landlord in writing to furnish the services.

40. Tenant shall not place a load on any floor of the Premises exceeding the floor load per square foot area that such floor was designed to carry. Landlord reserves the right to prescribe the weight limitations and position of all heavy equipment and similar items, and to prescribe the reinforcing necessary, if any, that in the opinion of Landlord may be required under the circumstances, such reinforcing to be at Tenant’s expense.

41. All contractors performing work to the structure or systems of the Building must be approved by Landlord.

42. Tenant shall comply with all rules and regulations imposed by Landlord as to any messenger center Landlord may establish for the Building and as to the delivery of letters, packages, and other items to the Premises by messengers.

43. Landlord reserves the right to grant or deny access to the Building to any telecommunications service provider. Access to the Building by any telecommunications service provider shall be governed by the terms of Landlord’s standard telecommunications license agreement, which must be executed and delivered to Landlord by such provider before it is allowed any access whatsoever to the Building.

44. Landlord may, on request by any tenant, waive compliance by the tenant with any of the Rules and Regulations provided that (a) no waiver shall be effective unless in writing and signed by Landlord or Landlord’s authorized agent, (b) a waiver shall not relieve the tenant from the obligation to comply with the rule or regulation in the future unless expressly consented to by Landlord, and (c) no waiver granted to any tenant shall relieve any other tenant from the obligation of complying with the Rules and Regulations unless the other tenant has received a similar waiver in writing from Landlord.

45. Whenever these Rules and Regulations directly conflict with any of the rights or obligations of Tenant under this Lease, this Lease shall govern.